EXHIBIT 23

Analysis, Research & Planning Corporation’s Consent

Union Carbide Corporation:

Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the use of ARPC’s name and the reference to ARPC’s reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended September 30, 2005.

/s/ B. THOMAS FLORENCE
B. Thomas Florence
President
Analysis, Research & Planning Corporation
October 28, 2005

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